Exhibit 10.1

Cimarex Energy Co.

Supplemental Savings Plan

Amended and Restated Effective: January 1, 2016

Table of Contents

ARTICLE I INTRODUCTION		1

1.1	Introduction and Purpose	1

ARTICLE II DEFINITIONS		2

2.1	Account(s)	2

2.2	Affiliated Company	2

2.3	Bonus Compensation Accounts	2

2.4	Bonus Compensation Credits	2

2.5	Benefit Distribution Date	2

2.6	Change in Control	2

2.7	Code	4

2.8	Committee	4

2.9	Company	4

2.10	Company Matching Contribution Accounts	5

2.11	Company Matching Contribution Credits	5

2.12	Compensation	5

2.13	Declining Balance Method	5

2.14	Deferral Election	5

2.15	Disability	5

2.16	Eligible Employee	5

2.17	ERISA	5

2.18	Excess Participant Deferral Accounts	6

2.19	Excess Participant Deferral Account Credits	6

2.20	401(k) Plan	6

2.21	Installment(s)	6

i

2.22	Investment Funds	6

2.23	Participant	6

2.24	Participant Deferral Accounts	6

2.25	Participant Deferral Credits	7

2.26	Plan	7

2.27	Plan Year	7

2.28	Separation from Service	7

2.29	Valuation Date	8

2.30	Written or “in Writing”	8

2.31	Years of Service	8

ARTICLE III ELIGIBILITY AND PARTICIPATION		9

3.1	Eligibility to Participate	9

3.2	Change in Status as Eligible Employee	9

3.3	Cessation of Participation	9

ARTICLE IV DEFERRAL ELECTIONS		10

4.1	Establishment of Participant Accounts	10

4.2	Participant Deferral Credits	10

4.3	Deferral Election	10

4.4	Company Matching Contribution Credits	11

4.5	Absence of Election	11

4.6	Reduction of Deferral Election by Committee Action	11

4.7	Credits for Investment Earnings and Debits for Investment Losses	11

ARTICLE V VESTING		13

5.1	Vesting of Accounts	13

ARTICLE VI PAYMENT OF BENEFITS		14

6.1	Distribution of Benefits and Distribution Elections	14

6.2	Distribution Elections — Deferrals Elections Effective On and After January 1, 2016	14

6.3	Timing of Distributions - Benefit Distribution Date	14

6.4	Form of Distribution	15

6.5	Elections to Defer Beyond Original Distribution Commencement Date	15

6.6	Permitted Acceleration of Payment	16

6.7	Payment For Unforeseeable Emergency	17

6.8	Payment of Death Benefits	18

6.9	Change of Control	18

6.10	Valuation of Distributions	18

6.11	Timing of Distributions	19

ARTICLE VII AMENDMENT AND TERMINATION OF PLAN		20

7.1	Amendments Generally	20

7.2	Right to Terminate	20

ARTICLE VIII MISCELLANEOUS		21

8.1	Unfunded Plan	21

8.2	Nonguarantee of Employment	21

8.3	Nonalienation of Benefits	21

8.4	Taxes and Withholding	22

8.5	Applicable Law	22

8.6	Headings and Subheadings	22

8.7	Severability	22

8.8	Expenses	22

ARTICLE IX ADMINISTRATION OF THE PLAN		23

9.1	Powers and Duties of the Committee	23

9.2	Claims Procedure	23

ARTICLE I  INTRODUCTION

1.1                          Introduction and Purpose

The Cimarex Energy Co. Supplemental Savings  Plan (the “Plan”) was established by Cimarex Energy Co. (the “Company”), originally effective October 1, 2002 for the purpose of providing deferred compensation to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. The Plan was previously amended and restated effective March 3, 2003 and January 1, 2009.  The Plan is being amended and restated in its entirety, effective January 1, 2016 for amounts deferred for services performed on or after January 1, 2016.  The provisions of the Plan as it existed prior to December 31, 2015 will continue to apply to all deferrals made on amounts earned for services provided prior to January 1, 2016 under the terms as it existed at that time.

The Plan is intended to constitute a nonqualified, unfunded plan for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”).  Further, this Plan is intended to comply with Code Section 409A and is to be construed in accordance Code Section 409A, the Code Section 409A Regulations, and such additional regulatory and/or other guidance as may be issued by the Internal Revenue Service (“IRS”) or the U.S. Department of Treasury (“Treasury”) from time to time with respect to Code Section 409A.

Without affecting the validity of any other provision of the Plan, to the extent that any Plan provision does not meet the requirements of Code Section 409A and the Code Section 409A Regulations (including modifications and amendments thereto), the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements.

This Plan shall function solely as a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.  Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company, any Affiliated Company, and any Participant, any Participant’s designated beneficiary, or any other person.

This Plan is to be maintained according to the terms of this document and the Committee or its designee shall have the sole authority to construe, interpret and administer the Plan.

ARTICLE II DEFINITIONS

Wherever used in the Plan, the following terms have the meanings set forth below, unless otherwise expressly provided:

2.1                               Account(s)

Account(s) means the separate recordkeeping accounts established for each Participant comprised of the Participant Deferral Accounts, the Excess Participant Deferral Accounts, Bonus Compensation Accounts and Company Matching Contribution Accounts as further described in Article IV of the Plan.

2.2                               Affiliated Company

Affiliated Company means (i) any other corporation which is a member of the controlled group of corporations which includes the Company, provided that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and determining trades or businesses under common control for purposes of Code Section 414(c) 50 percent (50%) is substituted for 80 percent (80%) each time used, and (ii) any other entity in which the Company has a significant equity interest or owns a substantial capital or profits interest.

2.3                               Bonus Compensation Accounts

Bonus Compensation Accounts mean the separate recordkeeping accounts established by the Committee for in the name of each Participant in accordance with Section 4.1 of the Plan.

2.4                               Bonus Compensation Credits

Bonus Compensation Credits means Compensation earned as a bonus under the terms of a bonus program established by the Company (or Affiliated Company) and communicated as bonus compensation to an Eligible Employee, which the Eligible Employee has elected to defer to the Plan, pursuant to Section 4.2 of the Plan.

2.5                               Benefit Distribution Date

Benefit Distribution Date means the specific distribution date elected by the Participant as described in Section 6.3 of the Plan.

2.6                               Change in Control

Change in Control means the occurrence of any of the following events described below.  Whether a Change in Control has occurred shall be objectively determinable and not subject to the discretion of the Committee, the board of directors or any other person.  In all events, a transaction shall be deemed to constitute a Change in Control only to the extent consistent with the requirements of Code Section 409A.

(a)                                 Change in Ownership of the Company.  The acquisition by any person, entity or group of stock of the Company that, together with the stock already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person, entity or group shall not be considered to cause a change in ownership of the Company under this Section, or a change in effective control of the Company under subsection (b) below.  An increase in the percentage of stock owned by any person, entity or group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section.  This Section shall only apply when there is a transfer of Company stock (or issuance of Company stock) and stock of the Company remains outstanding after the transaction.

(b)                                 Change in Effective Control of the Company.  During any 12-month period, (i) the acquisition by any person, entity or group of stock of the Company that constitutes 30% or more of the total voting power of the stock of the Company, or (ii) a majority of the members of the board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the board of directors as constituted prior to the date of such appointment or election; provided that if any person, entity or group is considered to effectively control the Company within the meaning of this Section, the acquisition of additional control of the Company shall not be considered to cause a change in effective control of the Company under this Section, or a change in ownership of the Company under subsection (a).

(c)                                  Change in Ownership of a Substantial Portion of the Company’s Assets.  During any 12-month period, the acquisition by any person, entity or group of assets of the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.  For purposes of this Section, “gross fair market value” means the value of the Company’s total assets or the value of the assets being disposed of, determined without regard to any associated liabilities.  Notwithstanding the foregoing, a Change in Control shall not occur under this Section where there is a transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, including:

(i)                                     a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)                                  an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)                               a person, entity or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or

(iv)                              an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person, entity or group described above in subparagraph (3).

(d)                                 For purposes of Section 2.6, the following rules shall apply:

(i)                                     Persons or entities shall not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering.  However, persons or entities shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  If a person or entity owns stock of the Company and stock of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, such shareholder shall be considered to be acting as a group only with other shareholders of the Company prior to the transaction and not with respect to the shareholder’s ownership interest in the other corporation.

(ii)                                  Stock ownership shall be determined in accordance with Code Section 318(a).  Stock underlying a vested option shall be considered to be owned by the individual who holds the vested option (and stock underlying an unvested option shall not be considered to be owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined in Treas. Reg. sections 1.83-3(b) and (j)), the stock underlying the option shall not be treated as owned by the individual who holds the option.

2.7                               Code

Code means the Internal Revenue Code of 1986, as amended.  Where reference is made to “Code Section 409A Regulations,” this is intended to refer to Treasury Regulation Sections 1.409A-1 through —6, as such regulations may be modified, amended or supplemented by the Treasury from time to time.

2.8                               Committee

Committee means a group of management employees appointed by the Board of Directors who shall constitute the administrative committee for this Plan.  The Committee shall administer the Plan in accordance with its terms and purposes.

2.9                               Company

Company means Cimarex Energy Co, a Delaware corporation.

2.10                        Company Matching Contribution Accounts

Company Matching Contribution Accounts mean the separate recordkeeping accounts established by the Committee in the name of each Participant to hold Company Matching Contribution Credits, in accordance with Section 4.1 of the Plan.

2.11                        Company Matching Contribution Credits

Company Matching Contribution Credits mean the amounts, if any, credited to a Participant’s Company Matching Contribution Accounts, as provided in Section 4. of the Plan.

2.12                        Compensation

Compensation has the same meaning as defined in the 401(k) Plan, but without giving effect to the limit on compensation imposed by Code Section 401(a)(17).

2.13                        Declining Balance Method

Declining Balance Method means the method for calculating each installment payment by dividing the value of the Participant’s Accounts on the Valuation Date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Committee.

2.14                        Deferral Election

Deferral Election means the Written salary reduction agreement entered into by an Eligible Employee and the Committee pursuant to this Plan and which is made on a form and manner described in Section 4.3 of the Plan.

2.15                        Disability

Disability has the meaning of “Total and Permanent Disability” under the Company’s Long Term Disability Plan and is also determined by reason of any medical or physical impairment which can be expected to result in death or to last for a continuous period of at least 12 months, as determined by the Committee.

2.16                        Eligible Employee

Eligible Employee means an employee of the Company or an Affiliated Company who is in a select group of management and other highly compensated employees of the Company or an Affiliate Company and who is designated and approved by the Company.

2.17                        ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.18                        Excess Participant Deferral Accounts

Excess Participant Deferral Accounts mean the separate recordkeeping accounts established by the Committee in the name of each Participant in accordance with Section 4.1 of the Plan.

2.19                        Excess Participant Deferral Account Credits

Excess Participant Deferral Account Credits mean the amounts credited to an Excess Participant Deferral Account in accordance with the Participant’s election pursuant to Section 4.2 of the Plan.  Excess Participant Deferral Account Credits are any amount of his or her Elective Contributions that would otherwise have been made to the 401(k) Plan pursuant to his or her election under the 401(k) Plan and that the Participant is prohibited from contributing to the 401(k) Plan due operation of the limits of the Code Sections 401(k), 401(a)(17), 402(g), 414(v) or 415.  The amount deferred for any Plan Year as an Excess Participant Deferral Account Credit may not exceed the dollar limitation on elective deferrals under Code Section 402(g) in effect on January 1 of the calendar year of the deferral.

2.20                        401(k) Plan

401(k) Plan means the Cimarex Energy Co. 401(k) Savings Plan, as in existence from time to time.

2.21                        Installment(s)

Installment(s) means an entitlement to a series of payments over a stated period of time.  For purposes of the subsequent deferral rules under Code Section 409A and the regulations thereunder, the right to a series of Installments will be treated as the entitlement to a single payment.

2.22                        Investment Funds

Investment Funds means one or more notional investment alternatives made available under the Plan by the Company for designation by Participants under the Plan for purposes of determining investment earnings and losses.

2.23                        Participant

Participant means any present or former Eligible Employee who has become a Participant in the Plan in accordance with the provisions of Article III and who continues to have an Account balance under the Plan or whose beneficiary has such an Account balance.

2.24                        Participant Deferral Accounts

Participant Deferral Accounts mean the separate recordkeeping accounts established by the Committee for in the name of each Participant in accordance with Section 4.1 of the Plan.

2.25                        Participant Deferral Credits

Participant Deferral Credits mean the amounts credited to a Participant’s Deferral Accounts of Compensation in accordance with the Participant’s election pursuant to Section 4.2 of the Plan.

2.26                        Plan

Plan means the Cimarex Energy Co. Supplemental Savings Plan, as set forth in this document and as amended from time to time.

2.27                        Plan Year

Plan Year means the calendar year, the twelve-month period beginning each January 1 and ending on December 31.

2.28                        Separation from Service

Separation from Service in general means a termination of an employee’s employment with his or her employer by reason of the employee’s death, retirement or otherwise.  However, for purposes of the Plan, an employee’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the employer under an applicable statute or by contract.  For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer.  If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other employers in the same line of business.  An employee is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period.  An employee will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period.  The presumption is rebuttable by demonstrating that the employer and the employee reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the employer if the employee has been providing services to the employer for a period of less than 36 months (or that the level of bona fide services would not be so reduced).  \

The definition of Separation from Service as set forth above shall be interpreted in a manner consistent with the applicable definition as set out in the Code Section 409A Regulations, including any modifications or amendments to such regulations.

2.29                        Valuation Date

Valuation Date means each day the New York Stock Exchange is open for trading.

2.30                        Written or “in Writing”

Written or in Writing means, with respect to any documentation of an election or other action by a Participant or by the Committee, that such documentation be either in paper or, as permitted by the Committee, in electronic form; provided, however, that such documentation must be adequate to establish a right that is enforceable under applicable law.

2.31                        Years of Service

Years of Service means the Participant’s Years of Service as determined under the 401(k) Plan.

ARTICLE III ELIGIBILITY AND PARTICIPATION

3.1                               Eligibility to Participate

Any Eligible Employee shall be eligible to become a Participant in this Plan, as described in Article IV, subject to the approval of the Committee.

3.2                               Change in Status as Eligible Employee

An Eligible Employee who ceases to satisfy the requirements of eligibility shall continue Deferral Elections only for the calendar year in which such change in status occurred. The Committee shall have complete discretion to exclude one or more individuals from Participant status for one or more Plan Years as the Committee deems appropriate.

3.3                               Cessation of Participation

(a)                                 A Participant shall cease active participation in the Plan upon the occurrence of his or her Separation from Service, death or Disability.  In addition, a Participant shall cease active participation in the Plan with respect to future Plan Years if such Participant no longer qualifies as an Eligible Employee.

(b)                                 A Participant who receives a hardship withdrawal from a plan that is intended to be tax-qualified under Code Section 401(k) and that is sponsored by the Company or any Affiliated Company shall, to the extent required under the terms of the plan making such distribution requires a suspension of employee contributions under this Plan, have his or her Deferral Election then in effect under this Plan cancelled immediately, consistent with the requirements of the Code Section 409A Regulations.  Similarly, in the event a distribution is made to a Participant under this Plan by reason of the Participant’s unforeseeable emergency, such Participant’s Deferral Election under this Plan shall also be cancelled.  A Participant whose Deferral Elections are cancelled pursuant to this subsection shall be eligible to complete a new Deferral Election for a subsequent Plan Year consistent with this Plan’s requirements regarding the timing of initial Deferral Elections; and provided, further, that any such new Deferral Election shall not become effective until the end of the required suspension period.

ARTICLE IV DEFERRAL ELECTIONS

4.1                               Establishment of Participant Accounts

The Company shall establish and maintain on its books and records an Account with several subaccounts in the name of each Participant to record:

(a)                                 amounts of Participant Deferral Credits on the Participant’s behalf pursuant Section 4.2 of the Plan;

(b)                                 amounts of Excess Participant Deferral Credits on the Participant’s behalf pursuant to Section 4.2 of the Plan;

(c)                                  amounts of Bonus Compensation Credits on the Participant’s behalf pursuant to Section 4.2 of the Plan;

(d)                                 amounts of Company Matching Contribution Credits on the Participant’s behalf pursuant to Section 4.4 of the Plan;

(e)                                  credits or debits for investment earnings or losses pursuant to Section 4.7 of the Plan; and

(f)                                   payments of benefits to the Participant or the Participant’s beneficiary pursuant to  Article VI of the Plan.

4.2                               Participant Deferral Credits

(a)                                 A Participant may complete separate Deferral Election agreements as described in Section 4.3 of the Plan, as applicable, to reduce up to 50% of his or her Compensation and 100% of Compensation earned as a bonus.

(b)                                 The total percentage of a Participant’s non-bonus Compensation that may be deferred for any Plan Year as either Participant Deferral Credits plus Excess Participant Deferral Credits may not exceed 50% of non-bonus Compensation.

(c)                                  The Committee will credit all deferred amounts to the Participant’s respective deferral Accounts.

4.3                               Deferral Election

A Participant may defer such Compensation in a given calendar year, upon the completion of a Deferral Election, based on elections made in a manner prescribed by the Committee as follows:

(a)                                 An Eligible Employee must complete a Deferral Election prior to the close of the taxable year preceding the year in which such Compensation is earned.

(b)                                 Subject to the provisions of Section 3.3(b), the rate of deferral elected for a Plan Year will be irrevocable for that Plan Year at the time required under Code Section 409A.

(c)                                  Deferral Elections must be made for each Plan Year in order to defer Bonus Compensation Credits, Participant Deferral Credits and Excess Participant Deferral Account Credits.

(d)                                 Any Deferral Election must be in Writing.

4.4                               Company Matching Contribution Credits

The Company reserves the right to make Company Matching Contribution Credits equal to 100% of the Excess Participant Deferrals up to a maximum of 7% of Compensation.  The total Company Matching Contribution Credits for any Plan Year shall not exceed 100% of the Participant’s total deferral contributions, but not more than 7% of the Participant’s Compensation.  In addition, the Company may, in its sole discretion, make a Company Matching Contribution Credit to any Participant in any amount that the Company determines.  The total amount of any Company Matching Contribution Credit shall not exceed the Code Section 402(g) limit for any calendar year.

4.5                               Absence of Election

In the event that a Deferral Election is not made for any Plan Year, no amounts will be deferred under the Plan and Compensation will be paid to Eligible Employees according to the Company’s normal payroll practices.

4.6                               Reduction of Deferral Election by Committee Action

The Committee shall have the authority to limit the amount of any Participant’s Deferral Election to the extent the Committee determines that such limitation is necessary or appropriate for purposes of complying with applicable withholding requirements or other Plan percentage limitations, which Committee action shall be taken prior to the date the Deferral Election becomes effective, and shall be documented in Writing and notice provided to the Participant.

4.7                               Credits for Investment Earnings and Debits for Investment Losses

(a)                                 All amounts credited to a Participant’s Account shall be credited with amounts of investment earnings or debited with amounts of investment losses that correspond to the total investment return earned by the Investment Fund or combination of Investment Funds designated in advance by the Participant for these purposes.

(b)                                 The designation of one or more Investment Funds by a Participant under this Section of the Plan shall be used solely to measure the amounts of investment earnings or losses that will be credited or debited to the Participant’s Account on the Company’s books and records, and the Company shall not be required under the Plan to establish any account in the Investment Funds or to purchase any Investment Fund shares on the Participant’s behalf.

(c)                                  The designation by a Participant of any Investment Funds under this Section of the Plan shall be made in accordance with rules and procedures established by the Committee.

(d)                                 The Investment Funds are valued each day the New York Stock Exchange is open for trading.

(e)                                  A Participant may elect to revise the investment options with respect to existing Account allocations or future contributions pursuant to the Deferral Election at any time (subject to any Investment Fund limitation) by notification to the Committee in the prescribed manner, including through notification to the Plans’ recordkeeper. The Committee, however, retains the right to review and restrict transfer rights at any time.

(f)                                   If a Participant fails to make a proper designation, then his or her Accounts shall be deemed to be invested in the Investment Fund(s) designated by the Committee from time to time for this purpose at the Committee’s discretion.  This investment option can be changed by the Committee from time to time at the Committee’s discretion.

(g)                                  The Committee may change the available Investment Funds at any time.

ARTICLE V VESTING

5.1       Vesting of  Accounts

Participants will be 100% vested in Participant Deferral Credits, Excess Participant Deferral Credits and Bonus Compensation Credits (and any related earnings on each type of credit) at any time.  Participants shall vest in Company Matching Contribution Credits (and earnings) in accordance with the following schedule:

Years of Service	Vested Percentage
Fewer than 1	0%
1	25%
2	50%
3	75%
4	100%

For purposes of Section 5.1, terms shall have the same meaning as defined in the 401(k) Plan.

A Participant shall be 100% vested in his or her Deferral Account attributable to any Company Matching Contributions Credits (and earnings) upon the occurrence of one of the following, prior to the Participant’s Separation from Service:

(a)                                 Death of the Participant;

(b)                                 Disability; or

(c)                                  Change in Control.

ARTICLE VI PAYMENT OF BENEFITS

6.1                               Distribution of Benefits and Distribution Elections

A Participant shall receive payment of benefits in the form and manner as described in this Article VI, taking into account such elections as are permitted hereunder.

6.2                               Distribution Elections — Deferrals Elections Effective On and After January 1, 2016

(a)                                       For Deferral Elections initially effective for Plan Years beginning on and after January 1, 2016, a Participant shall elect in Writing a time and form of distribution for deferrals attributable to his or her Deferral Elections for that Plan Year.  The Deferral Election will be applied to all of his or her Account(s) for the Plan Year (including his or her Company Matching Contribution Account, if any) and completed on such election form and at the time and in the manner established by the Committee for these purposes in accordance with the timing provisions of Section 4.3.

(b)                                 If the Participant does not elect to defer Bonus Compensation Credits, Participant Deferral Credits and Excess Participant Deferral Account Credits for any year, he or she may complete a Deferral Election to elect the time and or form of payment of any Company Matching Contribution Credits for that year.  Absent any Deferral Election, the payment of any Company Matching Contribution Credits shall be paid in accordance with the terms of Sections 6.3(b) and 6.4(b).

6.3                               Timing of Distributions - Benefit Distribution Date

(a)                                 As part of the Deferral Election for a Plan Year beginning on and after January 1, 2016, the Participant shall elect the time of payment for all deferred Compensation (Participant Deferral Credits, Excess Participant Deferral Credits, Bonus Compensation Credits and vested Company Matching Contribution Credits and all associated earnings) for that Plan Year.  The Participant may make his or her election for all of the Accounts for that Plan Year, in accordance with one of the following options:

(1)                                 As soon as administratively practical following the six month anniversary of Separation from Service from the Company and all Affiliated Companies, or

(2)                                 As soon as administratively practical following the a specific date which occurs no earlier than at least two years from the end of the calendar year in which the deferred Compensation is credited.

(b)                                 In the event a Participant fails to make a distribution election, Section 6.3(a)(1) of the Plan shall apply.

(c)                                  The time of distribution elected under this Section may be revised, with the consent of the Committee pursuant to Section 6.5, below.

(d)                                 The terms of the Plan as in effect prior to January 1, 2016 shall govern the time of distribution of a Participant’s Account(s) attributable to deferrals for Plan Years beginning prior to January 1, 2016.

6.4                               Form of Distribution

(a)                                 As part of the Deferral Election for a Plan Year beginning on and after January 1, 2016, the Participant shall elect the form of payment for all deferred Compensation (Participant Deferral Credits, Excess Participant Deferral Credits, Bonus Compensation Credits and vested Company Matching Contribution Credits and all associated earnings) for that Plan Year.  The Participant may make his or her election for all of the Accounts for that Plan Year, in accordance with one of the following options:

(1)                                 A single lump sum payment, or

(2)                                 Annual declining balance installments, with an elected installment term of between 2 and 10 years.

(b)                                 In the event a Participant fails to make an election, Section 6.4(a)(1) of the Plan shall automatically apply.

(c)                                  The benefit form of distribution elected under this Section may be revised, with the consent of the Committee pursuant to Section 6.5, below.

(d)                                 The terms of the Plan as in effect prior to January 1, 2016 shall govern the time of distribution of a Participant’s Account(s) attributable to deferrals for Plan Years beginning prior to January 1, 2016.

6.5                                                       Elections to Defer Beyond Original Distribution Commencement Date.

With respect to all deferred Compensation under the Plan for Plan Years beginning on or after January 1, 2016, a Participant may elect in Writing to change the Timing of Distribution - Benefit Distribution Date and/or the Form of Distribution initially elected (a “revised election”), if the following requirements are met:

(a)                                 The revised election shall not take effect for at least twelve (12) months after the date of such revised election;

(b)                                 The first payment with respect to such revised election shall not be made until at least five (5) years after the date on which distribution would have otherwise begun; provided that earlier distribution may be made in the event of the Participant’s death;

(c)                                  If applicable, the revised election shall be made at least twelve (12) months prior to a scheduled Benefit Distribution Date;

(d)                                 In no event shall a Participant be permitted to change the time of any distribution in any manner that would accelerate the payment of a Plan benefit in violation of Code Section 409A and the Code Section 409A Regulations. and

(e)                                  The terms of the Plan as in effect prior to January 1, 2016 shall govern the time of distribution of a Participant’s Accounts(s) attributable to deferrals for Plan Years beginning prior to January 1, 2016.

6.6                               Permitted Acceleration of Payment

Notwithstanding the Participant’s elected time and form of distribution pursuant to Article VI, the time or schedule of a payment shall be accelerated in the following circumstances (but only to the extent permitted under the Code Section 409A Regulations):

(a)                                 Payment shall be made to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) that meets the requirements of the Company’s domestic relations order procedures applicable to nonqualified plans, if such payment is made to an individual other than the Participant.

(b)                                 Payment shall be made to the extent necessary to comply with an ethics agreement with the Federal government or to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)                                  Payment of a Participant’s entire Account may be made in the form of a lump sum payment of amounts deferred under the Plan that do not exceed a specified amount, provided any action by the Company causing such lump sum payment to be made to a Participant is evidenced in Written form and executed by an authorized officer of the Company no later than the date such lump sum payment is made, and provided that such lump sum payment results in the termination and liquidation of the entirety of the Participant’s Account under the Plan, and his or her deferred compensation benefits under all other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Code Section 409A Regulations; and provided further that the total payment to the Participant (under the Plan and all other arrangements treated as a single nonqualified deferred compensation plan) is not in excess of the applicable dollar amount under Code Section 402(g)(1)(B).

(d)                                 Payment is permitted to the extent necessary to satisfy any applicable federal, state and local income tax withholding and federal payroll withholding requirements pursuant to provisions of Code Section 409A and the regulations thereunder, related to benefits provided in the Plan.

(e)                                  Payment of a Participant’s entire Account may be made in the event of the failure of the Plan (or failure of any other plan required to be aggregated with the Plan pursuant to regulations published under Code Section 409A) to meet the requirements of Code Section 409A.

6.7                               Payment For Unforeseeable Emergency

A Participant who incurs an unforeseeable emergency may apply to the Committee for an immediate distribution from his or her vested Account balance in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution, subject to the rules set forth below.

(a)                                 An unforeseeable emergency will be deemed to have occurred if the Participant undergoes a severe financial hardship resulting from an illness or accident of the Participant or his or her spouse, the Participant’s beneficiary, or his or her dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee.   In addition, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency.

(b)                                 A distribution on account of unforeseeable emergency may not be made to a Participant to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan.

(c)                                  Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional Compensation that is available by reason of the cancellation of the Participant’s deferral election upon a payment due to an unforeseeable emergency, which cancellation shall be implemented to the extent permitted or required under the Code Section 409A Regulations, and to the extent required under the Plan.

(d)                                 In the event a Participant requests, and the Committee approves, a payment pursuant to this Section, the Participant’s Deferral Election shall be cancelled.  In the event that any credit is made for employer matching contributions pursuant to applicable provisions of the Plan, such credits (together with any investment results) shall be removed from the Participant’s Account.

6.8                               Payment of Death Benefits

(a)                                 Each Participant shall designate a beneficiary on the proper beneficiary form as prescribed by the Committee to receive his or her Accounts in the event of death. If a Participant dies with a balance credited to his or her Accounts, such balance shall be paid to the applicable beneficiary or beneficiaries in a single lump sum promptly following the Participant’s death.

(b)                                 Any distributions pursuant to this Section will occur following the date of death and receipt by the Company of acceptable proof of the Participant’s death and approval by the Committee.

(c)                                  Notwithstanding the above, if no beneficiary designation is on file with the Company at the time of death of the Participant or such designation is not effective for any reason then the designated beneficiary to receive such benefits shall be the participant’s estate.

All decisions made by the Committee in good faith and based upon affidavit or other evidence satisfactory to the Committee regarding questions of fact in the determination of the identity of such beneficiary(ies) shall be conclusive and binding upon all parties, and payment made in accordance therewith shall satisfy all liability hereunder.

6.9                               Change of Control

Upon the occurrence of a Change of Control, the entire value of his or her Account shall be distributed to the Participant in a single lump sum.

6.10                        Valuation of Distributions

The benefit amount of a Participant’s Account to be distributed pursuant to this Article VI shall be based on the value of such Account on any Valuation Date after instructions are received in good order by the Committee.

6.11                        Timing of Distributions

Distributions made pursuant to this Article VI shall be made at the following times:

(a)                                 Specific Date - Any distribution made in accordance with a specific date shall be made as soon as administratively feasible following the elected specific date, but no later than the end of the calendar year containing the date or, if later, the 15th day of the third calendar month following the specified date.

(b)                                 Event — Any distribution made in accordance with an event in this Article VI shall be made as soon as administratively feasible following the event, but no later than 90 days following the date the benefit is payable under this Article VI.

ARTICLE VII  AMENDMENT AND TERMINATION OF PLAN

7.1                               Amendments Generally

The Company reserves the right to amend the Plan at any time. No amendment, however, may reduce the amount credited to Accounts at the time of the amendment’s adoption, except as may otherwise be required by law or necessary or desirable to comply with the requirements of Code Section 409A.  Without limiting the generality of the foregoing, the Committee may amend the Plan to impose such restrictions upon the timing, filing and effectiveness of Deferral Elections, the investment procedures and investment alternatives available under the Plan and the distribution provisions of Article VI which the Committee deems appropriate or advisable in order to avoid the current income taxation of amounts deferred under the Plan which might otherwise occur as a result of changes to the tax laws and regulations governing deferred compensation arrangements such as the Plan and may also, in such event, cease further deferrals under the Plan.

7.2                               Right to Terminate

The Company may terminate the Plan at any time in whole or in part.

(a)                                 Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination authorized by the Committee shall adversely affect the benefits accrued to date under the Plan or otherwise reduce the then outstanding balances credited to Accounts or otherwise adversely affect the distribution provisions in effect for those Accounts, and all amounts deferred prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the distribution provisions of Article VI as in effect immediately prior to such amendment or termination.  Termination of the Plan shall not serve to reduce the amount credited to an Account at the time of termination.

(b)                                 Notwithstanding the above, the Company may terminate the Plan and distribute the Participant’s credited accounts in the form of a single lump sum. Such a Plan termination may occur only if the termination is consistent with the requirements of Code Section 409A and the Code Section 409A Regulations.

ARTICLE VIII MISCELLANEOUS

8.1                               Unfunded Plan

This Plan is an unfunded deferred compensation arrangement for Eligible Employees. While it is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA, the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company (or any Affiliated Company) and any employee or other person. To the extent any person acquires a right to receive a payment from the Company (or any Affiliated Company) under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company (or applicable Affiliated Company employing the individual).

8.2                               Nonguarantee of Employment

Nothing contained in the Plan shall be construed as a contract of employment between the Company (or any Affiliated Company) and any Participant, or as a right of any Participant to be continued in the employment of the Company (or any Affiliated Company, or as a limitation of the right of the Company (or any Affiliated Company) to discharge any Participant with or without cause.

8.3                               Nonalienation of Benefits

(a)                                 Except as provided in Section 6.6(a) and as may be required by law, benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void. The Company and the Affiliated Companies shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b)                                 Notwithstanding Section 8.3(a) of the Plan, if a Participant is indebted to the Company (or an Affiliated Company) at any time when payments are to be made by the Company (or an Affiliated Company) to the Participant under the provisions of the Plan, the Company or the Affiliated Company, as applicable, shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s beneficiary) to the extent of such indebtedness and to the extent provided in Code Section 409A and the Code Section 409A Regulations. Any election by the Company or an Affiliated Company not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

8.4                               Taxes and Withholding

For each Plan Year in which the Participant defers a portion of Compensation under this Plan or upon the lapse in substantial risk of forfeiture determined in  Article V, the Company (or Affiliated Company) will withhold from the Participant’s non-deferred Compensation the Participant’s share of FICA and other employment taxes to the extent applicable.  For the avoidance of doubt, the Company and the Affiliated Companies are not required to provide any “gross-up” payment to the extent the desired tax treatment of amounts deferred under the Plan is not realized.

8.5                               Applicable Law

This Plan shall be construed and enforced in accordance with the laws of the state of Delaware.

8.6                               Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions.

8.7                               Severability

The invalidity and unenforceability of any particular provision of this plan shall not affect any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

8.8                               Expenses

In addition to the expenses and costs that may be charged against Participants’ Accounts pursuant to other provisions of the Plan, each Participant’s Account may be charged with its allocable share of all other costs and expenses incurred in the operation and administration of the Plan, except to the extent that the Company elects in its sole discretion to pay all or a portion of those costs and expenses.

ARTICLE IX ADMINISTRATION OF THE PLAN

9.1                               Powers and Duties of the Committee

The Committee will be responsible for the administration of the Plan. The Committee shall have full responsibility to represent the Company and the Participants in all things it may deem necessary for the proper administration of the Plan. Subject to the terms of the Plan, the decision of the Committee upon any question of fact, interpretation, definition or procedures relating to the administration of the Plan shall be conclusive. The responsibilities of the Committee shall include, but not be limited to, the following:

(a)                                 Verifying all procedures by which payments to Participants and their beneficiaries are authorized.

(b)                                 Interpreting the provisions of the Plan in all particulars.

(c)                                  Establishing and publishing rules and regulations for carrying out the Plan.

(d)                                 Preparing an individual record for each Participant in the Plan, which shall be available for examination by such Participant, or authorized persons.

(e)                                  Reviewing and answering any denied claim for benefits that has been appealed to the Committee under the provisions of this Article.

9.2                               Claims Procedure

(a)                                 Filing of Claim. Any Participant or beneficiary under the Plan may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under the Plan.

(b)                                 Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or beneficiary under the Plan (“claimant”), the claimant shall be given a Written notification, including electronic communication, containing specific reasons for the denial or limitation of the benefit. The Written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to appeal the denial or limitation of benefit and submit a claim for review. This Written notification shall be given to a claimant within 90 days after receipt of the claim by the Committee unless special circumstances require an extension of time for process of the claim. If such an extension of time for processing is required, Written notice of the extension shall be furnished to the claimant prior to the termination of said 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate.

(c)                                  Right of Review. In the event of a denial or limitation of the claimant’s benefit, the claimant or the claimant’s duly authorized representative shall be permitted to review pertinent documents free of charge upon request and to submit to the Committee issues and comments in writing. In addition, the claimant or the claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Committee; provided, however, that such written request must be received by the Committee within 60 days after receipt by the claimant of Written notification of the denial or limitation of the claim. The 60-day requirement may be waived by the Committee in appropriate cases.

(d)                                 Decision on Review. A decision shall be rendered by the Committee within 60 days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on Written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days, but in no event shall the decision be rendered more than 120 days after the receipt of such request for review. Any decision by the Committee shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific plan provisions on which the decision is based.

EXECUTION OF DOCUMENT

Cimarex Energy Co.

By	/s/ Richard S. Dinkins
Title:	VP-Human Resources
Date:	Nov 20, 2015